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                                                                 EXHIBIT (d)(28)
                                     FORM OF
                         ADDENDUM TO ADVISORY AGREEMENT

         The Advisory Agreement made the 9/th/ day of November, 1987, and subsequently amended on January 17, 1989, January 4, 1994, August 15, 1994, November 20, 1995, December 18, 1998, December 15, 1999, January 28, 2000,
August 14, 2000, December 27, 2000, September 21, 2001, November 26, 2001 and September 17, 2002 between the PACIFIC SELECT FUND (the "Fund"), a Massachusetts business trust, and PACIFIC LIFE INSURANCE COMPANY (the "Adviser"), a corporation organized under the laws of California, (the "Agreement") is hereby amended by the addition of the provisions set forth in this Addendum to the Agreement ("Addendum"), which is made this ____ day of __________ 2003.

                                   WITNESSETH:

         WHEREAS, the Fund is authorized to issue an unlimited number of shares of beneficial interest ("Beneficial Interest") in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

         WHEREAS, the Fund currently consists of thirty-three series designated as the Money Market Portfolio, Managed Bond Portfolio, High Yield Bond Portfolio, Inflation Managed Portfolio, Small-Cap Equity Portfolio, Main Street Core Portfolio, Multi-Strategy Portfolio, International Value Portfolio, Equity Index Portfolio, Growth LT Portfolio, Equity Portfolio, Emerging Markets Portfolio, Aggressive Equity Portfolio, Mid-Cap Value Portfolio, Large-Cap Value Portfolio, Small-Cap Index Portfolio, Real Estate Portfolio, Diversified Research Portfolio, International Large-Cap Portfolio, I-Net Tollkeeper Portfolio, Comstock Portfolio, Focused 30 Portfolio, Global Growth Portfolio, Mid-Cap Growth Portfolio, Capital Opportunities Portfolio, Technology Portfolio, Financial Services Portfolio, Telecommunications Portfolio, Health Sciences Portfolio, Aggressive Growth Portfolio, Blue Chip Portfolio, Equity Income Portfolio and Research Portfolio (each referred to as a "Series" in the Agreement, and hereinafter referred to as a "Portfolio"); and

         WHEREAS, the Fund intends to establish two additional Portfolios to be designated as the Short Duration Bond Portfolio and Small-Cap Value Portfolio; and

         WHEREAS, the Fund desires to appoint the Adviser as manager and investment adviser to the Short Duration Bond Portfolio and Small-Cap Value Portfolio under the provisions set forth in the Agreement; and

         WHEREAS, the Adviser is willing to accept such appointment;

         NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

         1. In addition to its responsibilities as specified in the Agreement, the Fund hereby appoints the Adviser to act as manager and investment adviser with respect to the Short Duration Bond Portfolio and Small-Cap Value Portfolio which, in addition

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             to all other Portfolios previously established, shall be deemed one of the Portfolios under the Agreement, subject to the terms and conditions as specified in the Agreement, including section six
             (6), "Compensation", as amended by this Addendum.

         2. Section six (6) ("Compensation") of the Agreement is amended by replacing the first paragraph with the following language: 1.

                 "6. Compensation. For the services provided and the expenses borne by the Adviser pursuant to this Agreement, the Fund will pay to the Adviser a fee at an annual rate on the Money Market Portfolio of .40% of the first $250 million of the average daily net assets of the Portfolio, .35% of the next $250 million of the average daily net assets of the Portfolio, and .30% of the average daily net assets of the Portfolio in excess of $500 million; on the Managed Bond, High Yield Bond, Inflation Managed and Short Duration Bond Portfolios of .60% of the average daily net assets of the Portfolios; on the Small-Cap Equity, Large-Cap Core, Equity and Multi-Strategy Portfolios of .65% of the average daily net assets of the Portfolios; on the Growth LT Portfolio of .75% of the average daily net assets of the Portfolio; on the Large-Cap Value, International Value and Mid-Cap Value Portfolios of .85% of the average daily net assets of the Portfolios; on the Equity Index Portfolio of .25% of the average daily net assets of the Portfolio; on the Emerging Markets Portfolio of 1.00% of the average daily net assets of the Portfolio; on the Real Estate, Global Growth, Technology, Financial Services, Telecommunications and Health Sciences Portfolios of 1.10% of the average daily net assets of the Portfolios; on the Aggressive Equity and Capital Opportunities Portfolios of .80% of the average daily net assets of the Portfolios; on the Small-Cap Index Portfolio of .50% of the average daily net assets of the Portfolio; on the Diversified Research and Mid-Cap Growth Portfolios of .90% of the average daily net assets of the Portfolios; on the International Large-Cap Portfolio of 1.05% of the average daily net assets of the Portfolio; on the I-Net Tollkeeper Portfolio of 1.25% of the average daily net assets of the Portfolio; on the Comstock, Focused 30, Blue Chip, Equity Income and Small-Cap Value Portfolios of .95% of the average daily net assets of the Portfolios; and on the Aggressive Growth and Research Portfolios of 1.00% of the average daily net assets of the Portfolios. This fee shall be computed and accrued daily and paid monthly."

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         IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below on the date written above.

                               PACIFIC SELECT FUND

Attest:                                  By:_______________________________
-----------------------------
Name:  Audrey L. Milfs                   Name: Thomas C. Sutton
Title: Secretary                               Chairman of the Board & Trustee


                         PACIFIC LIFE INSURANCE COMPANY

Attest:                                  By:______________________________
-----------------------------
Name:  Laurene E. MacElwee               Name:  Thomas C. Sutton
Title: Assistant Vice President          Title: Chairman of the Board &
                                                Chief Executive Officer

Attest:                                  By:______________________________
-----------------------------
Name:  Laurene E. MacElwee               Name:  Audrey L. Milfs
Title: Assistant Vice President          Title: Vice President and Secretary